UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2011

Universal Travel Group
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51516 (Commission File Number)	90-0296536 (I.R.S. Employer Identification No.)

 5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road, Nanshan District,
Shenzhen, PRC 518000
(Address of principal executive offices) (zip code)

+86 755 836 68489
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01   Changes in Registrant’s Certifying Accountant

On April 10, 2011, Universal Travel Group (the “Company” or “we”) received notification that its principal independent accountants, Windes & McClaughry Accountancy Corporation (“Windes”) had resigned its engagement with the Company effective April 9, 2011. Windes was engaged by us on September 30, 2010. Windes’ resignation as the Company’s principal independent accountant was accepted by the Audit Committee on April 11, 2011.

The following reportable disagreements occurred within the period from Windes’ engagement through the date of its resignation, which if not resolved to the satisfaction of Windes, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

Windes had informed the Company in its resignation letter that it was no longer able to complete the audit process. Windes stated this was due in part to Management and/or the Audit Committee being non-responsive, unwilling or reluctant to proceed in good faith and imposing scope limitations on Windes’ audit procedures.

Windes also stated that Windes had lost confidence in the Board of Directors’ and the Audit Committee’s commitment to sound corporate governance and reliable financial reporting.

Prior to its resignation, Windes raised the following issues (some of which may be considered to be disagreements) encountered during the audit, including issues related to the authenticity of confirmations, a loss of confidence in confirmation procedures carried out under circumstances which Windes believed to be suspicious; issues concerning the lack of evidence of certain tour package contracts and related cash payments.

As a result, Windes had requested authority to perform additional audit procedures and the above issues to be addressed by an independent Audit Committee investigation. Windes stated in its resignation letter that, in its view, the Company was not willing to proceed in good faith with the course of action requested by Windes.  Windes also stated in its resignation letter that in its opinion, Windes believed that certain statements made by Management and the Audit Committee, between March 29, 2011 and its resignation letter, impaired its independence as it related to the Company.

We disagree with Windes’ reasons for resignation, in particular Management and/or the Audit Committee’s purported unwillingness or reluctance and/or non-responsiveness to proceed in good faith and imposition of scope limitations on Windes’ audit procedures, the Company’s purported unwillingness to proceed in good faith with courses of action requested by Windes and Management and the Audit Committee’s purported impairment of Windes’ independence in relation to the Company a result of certain statement made by them.

We believe that we have acted responsively, prudently and in good faith to address the numerous issues raised by Windes during the entire audit process. Windes disagrees. Management, the Audit Committee and Windes  attempted to resolve these disagreements to no avail.

The Company has authorized Windes to respond fully to the inquiries of its successor accountant regarding the subject matter of each of such disagreements.

Windes has not provided any opinions, qualification or modification to our financial statements for each of the past two fiscal years. The Company does not have, as otherwise disclosed above, any other disagreements or reportable events as described under Item 304(a)(1) of Regulations S-K.

We provided Windes with a copy of this disclosure before its filing with the SEC. We requested that Windes provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements, and we received a letter from Windes stating that it agrees with the above statements.  A copy of this letter is filed as an exhibit to this report.

New Independent Accountants

Our Audit Committee of our Board of Directors approved the appointment of EFP Rotenberg & Co., LLP ("Rotenberg") as our new independent registered public accounting firm effective as of April 12, 2011 and Rotenberg has agreed, subject to the Company clearing their client acceptance procedures, to act as our new independent registered public accounting firm. During our two most recent fiscal years and through the date of our engagement, we did not consult with Rotenberg regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(v)).

Prior to engaging Rotenberg, Rotenberg did not provide our Company with either written or oral advice that was an important factor considered by our Company in reaching a decision to continue the appointment of Rotenberg as our new independent registered public accounting firm.

As a result of Windes’ resignation, we will not be able to file our Annual Report on Form 10-K by April 15, 2011. We are committed to work with Rotenberg to complete the audit for fiscal year 2010 as soon as practicable and will file a Current Report on Form 8-K to announce when our annual report for fiscal year 2010 will be filed once we are able to ascertain the timing.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits
16.1	Letter dated April 14, 2011 from Windes & McClaughry Accountancy Corporation to the Securities and Exchange Commission.
99.1	Press Release, dated April 14, 2011, issued by Universal Travel Group.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2011	UNIVERSAL TRAVEL GROUP

	By:	/s/ Jiangping Jiang
Jiangping Jiang
Chairwoman and Chief Executive Officer